Exhibit 10.34

Form of

THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 10 HEREOF. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW.

PROMISSORY NOTE

$	February , 2008
Fairport Harbor, Ohio

FOR VALUE RECEIVED, the undersigned OURPET’S COMPANY (the “Maker”), having a principal address of 1300 East Street, Fairport Harbor, Ohio, 44077, hereby promises to pay to the order of                                           (the “Holder”), the principal amount of                                          and 00/100 Dollars ($            ), together with interest at the prime rate as printed in the Wall Street Journal for such business day (“Prime”), plus two percent (2%) per annum, payable as set forth below:

1. This Promissory Note (the “Note”) was issued in connection with the execution a loan made pursuant to a certain Contribution Agreement dated February 7, 2008 (the “Contribution Agreement”), by and among the Maker, the Holder and other named parties thereto (the “Other Loan Parties”).

2 Payment of the outstanding principal balance and all outstanding accrued interest shall be made no later than twenty-four (24) months from the date of this Note as set forth above; provided, however, the outstanding principal balance and all outstanding accrued interest may be subject to conversion into certain other securities pursuant to the terms and conditions set forth in the Contribution Agreement.

3. All payments on or in respect of this Note shall be made by check (unless otherwise agreed by the Maker) to the Holder at                                                               or, at the option of the Holder, at such other place and time as the Holder may, at any time or from time to time, designate to the Maker in writing.

4. The Maker may, at any time or from time to time, prepay all or any part of the amounts due hereunder without any premium or penalty; provided, however, that the Maker shall not make any such prepayment hereunder without prepaying, on a pari passu basis, amounts due under each note outstanding to the Other Loan Parties issued pursuant to the Contribution Agreement.

5. Absent an express waiver by the Holder or any agreement to modify the due date, if Maker fails to pay any amount required to be paid pursuant to this Note when it becomes due and payable, and such default continues for a period of fifteen (15) business days after Maker’s receives notice of such default, then any remaining unpaid principal shall be subject to the interest rate of Prime plus five percent (5%) per annum from the due date until the amounts due hereunder are paid in full.

6. If the Company becomes insolvent, and such insolvency leads to the appointment, whether voluntary or involuntary, of a receiver or trustee for any property of the Company, then the payment obligations owed under this Note, to the extent not already paid, shall automatically become due and payable.

7. Any demand or notice hereunder may be made by delivering the same to the address set forth in the first paragraph of this Note, or by mailing the same by regular U.S. mail, postage prepaid, to said address, with the same effect as if delivered in person.

8. In the event this Note is placed in the hands of an attorney for collection, or suit is brought on the same, then the Maker agrees to pay all attorneys’ fees and collection costs, including all out-of-pocket expenses, incurred by the Holder.

9. No extension of time for payment of all or part of the amount owed under this Note at any time shall affect the liability of the Maker. The failure of the Holder to exercise any of its rights hereunder shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

10. Notwithstanding anything in this Note or under any other agreement to the contrary, the obligations of Maker in respect of this Note will be subordinate and junior in right of payment to any and all existing and future superior indebtedness, including, without limitation, all of Maker’s existing and future indebtedness to First Merit Bank, N.A. (or any successor lender) provided that such future superior indebtedness shall be limited to conventional bank and working capital financing (the “Superior Indebtedness”); provided that regularly scheduled payments of principal and interest hereunder shall be permitted by Maker’s lenders at all times other than during the continuation of a payment default under the Superior Indebtedness. Any delay in any payment under this Note resulting from the restrictions set forth in this Section shall not result in a default hereunder, and Holder agrees not to seek any remedies against Maker or otherwise with respect to Maker’s failure to pay to the extent such failure to pay is as a result of such restrictions. Notwithstanding anything to the contrary herein, Maker shall not enter into any future subordinated debt financing without the consent of the Holder, which consent may be imputed so long as such indebtedness is created through investment by third party investors in connection with the current round of financing for the purpose of funding litigation expenses and related matters in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000), inclusive of funding provided by the Holder as evidenced by this Note.

11. No modification or amendment of this Note shall be valid unless made in writing and signed by the parties hereto. The failure of Holder to exercise any of its rights hereunder shall constitute a waiver of the same and of any other right in that or any subsequent instance. No extension of time for payment of all or part of the amount owed under this Note at any time shall affect the liability of the Maker.

12. The provisions hereof shall inure to the benefit of, and shall be binding upon, the Holder, the Maker and their respective representatives, administrators, successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first set forth above.

OURPET’S COMPANY

By:
Dr. Steven Tsengas, President

3